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Exhibit 10.28

GT Equipment Technologies, Inc.
243 Daniel Webster Highway
Merrimack, NH 03054

August 8, 2006

Mr. Ernest L. Godshalk
675B Hale St.	Via e-mail and FedEx
Beverly, MA 01915

Dear Mr. Godshalk:

        On behalf of GT Equipment Technologies, Inc. ("GT Equipment"), I wish to convey our appreciation for your decision to join the Board of Directors of GT Equipment. We are very excited about our growth opportunities, and are pleased that you have decided to help us reach those objectives.

        According to its bylaws, the business and affairs of GT Equipment shall be managed by or under the direction of the Board of Directors. Our bylaws also state that Directors shall be elected annually and shall hold office until the next annual meeting.

        The Board of Directors will meet on a regular basis, approximately six times each year, in addition to the Annual Meeting. Special meetings may be called periodically by the President of GT Equipment, Thomas Zarrella.

        Your compensation as a Director will be $30,000 per year, payable quarterly in advance. The company will also reimburse you for any travel or other incidental costs associated with your tenure on the Board. Additionally, concurrent with your execution and delivery of this letter and the other documents described below, you will be granted an option to buy 11,520 shares of the common stock of GT Equipment at an exercise price of $28.14 per share.

        Enclosed in this package are the following documents related to your stock option award:

  1)
  The Stock Option Agreement between you and the Company. Please sign this agreement to make the grant of your option effective, and return a signed copy to Howard Smith.

  2)
  A copy of the GT Equipment Stock Option Plan for your records.

  3)
  A copy of the Employee Stockholders Agreement. As a condition to the exercise of your option, you will be required to become party to this agreement.

        Please note that your option is not exercisable at this time. Please read carefully the enclosed Stock Option Plan and Stock Option Agreement, which set forth the complete terms of your stock option grant, including the vesting schedule (25% on each of the four anniversaries of the date hereof), conditions to exercise, limitations on transfer and more.

        Please also review, sign, and return to my attention the enclosed Confidentiality Agreement.

        Please confirm your acceptance of this position by signing in the space provided below and faxing it to my attention at (603) 598-0430. Again, thank you for your interest in and commitment to GT Equipment.

Sincerely,
/s/ Kedar P. Gupta Kedar Gupta Chief Executive Officer

cc: Richard Landers, GFI Energy Ventures, LLC

Accepted:
/s/ E Godshalk Ernest L. Godshalk
Date:	15 Aug 06

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  Exhibit 10.28